Exhibit 12-A



              CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES

              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                       Year Ended December 31,
                                         1995      1994      1993      1992      1991
                                         ----      ----      ----      ----     ----
                                                       (Dollars in millions)

Net Earnings before cumulative
 effect of changes in accounting
 principles                             $  339     $  195     $  159     $  180     $  276

   Add back:
     Taxes on income                       183        120        108        115        126
     Fixed charges                         927        772        810      1,045      1,471
                                        ------     ------     ------     ------     ------
       Earnings available
        for fixed charges               $1,449     $1,087     $1,077     $1,340     $1,873
                                        ======     ======     ======     ======     ======
  Fixed charges:
     Interest expense                   $  910     $  754     $  791     $1,022     $1,446
     Rent                                   17         18         19         23         25
                                        ------     ------     ------     ------     ------
      Total fixed charges               $  927     $  772     $  810     $1,045     $1,471
                                        ======     ======     ======     ======     ======
Ratio of earnings to fixed charges        1.56       1.41       1.33       1.28       1.27
                                        ======     ======     ======     ======     ======



The ratios of earnings to fixed charges have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).